Exhibit (d)(2)

EXECUTION COPY

December 16, 2014

CONFIDENTIAL

Shire Human Genetic Therapies, Inc.

300 Shire Way

Lexington, MA 02421

Ladies and Gentlemen:

In connection with the evaluation of a possible negotiated transaction (the “Transaction”) between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Shire Human Genetic Therapies, Inc., a Delaware corporation (“Shire”; the Company and Shire, each a “Party” and, together, the “Parties”) or any of their respective affiliates (as defined below), the Company and its Representatives (as defined below) may furnish Shire certain information and materials concerning the Company and its affiliates that is proprietary, non-public or confidential.  As a condition to such information and materials being furnished to Shire, Shire agrees to treat all Evaluation Material (as defined below) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions hereinafter set forth.

1.                                      Evaluation Material.  The term “Evaluation Material” shall be deemed to include all information and materials relating to the Company or its subsidiaries, divisions or businesses provided by the Company or any of its Representatives to Shire or to its Representatives after the date hereof (whether in tangible form or disclosed orally).  The term “Evaluation Material” shall also include the portion of all notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by Shire or its Representatives which contain, reflect or are based upon any such information furnished to Shire or any of its Representatives pursuant to this letter agreement.  Notwithstanding the foregoing, “Evaluation Material” shall not include information or material that Shire can demonstrate (i) at the time of disclosure or thereafter is generally available to the public other than as a result of an act or omission attributable to Shire or any of its Representatives that is inconsistent with the terms of this letter agreement; (ii) is or becomes available to Shire or a Representative of Shire on a non-confidential basis from a source other than Shire or a Representative of Shire who, insofar as is known to Shire or such Representative, as applicable, is not prohibited from transmitting the information to Shire or such Representative, as applicable, by any contractual, legal or fiduciary obligation to the Company or any of its Representatives; (iii) was within the possession of Shire or an affiliate of Shire prior to when it was furnished to Shire or such affiliate by or on behalf of the Company; provided that the Person who furnished such information to Shire or such affiliate, as applicable,

550 Hills Drive, 3rd Floor, Bedminster, NJ 07921 — phone 908-450-5300 — fax 908-450-5351 — www.npsp.com was not known by Shire or such affiliate, as applicable, to be prohibited from transmitting the information to Shire or such affiliate, as applicable, by any contractual, legal or fiduciary obligation to the Company or any of its Representatives; or (iv) is otherwise lawfully independently developed by Shire or a Representative of Shire without use of or reference to any Evaluation Material.  “Representatives” of a Party shall mean the Party’s affiliates, and the Party’s and its affiliates’ respective directors, officers, employees, agents, attorneys, accountants and financial advisors.  For purposes of this letter agreement, the term “Representatives” as applied to Shire includes potential debt financing sources but does not include potential equity financing sources or co-bidders, unless approved in writing in advance by the Company.

2.                                      Disclosure and Use of Evaluation Material.  Except in compliance with paragraph 4, Shire shall not in any manner make Evaluation Material available to any Person (as defined below), except for disclosures to Shire’s Representatives to the extent such Representatives (i) “need to know” such Evaluation Material to consider, evaluate, negotiate and/or implement the Transaction on Shire’s behalf, (ii) are informed by Shire in advance of the confidential nature of the Evaluation Material, (iii) are directed by Shire to treat the Evaluation Material confidentially, provided, however, that Shire shall cause Shire plc and its affiliates (each, a “Shire Entity”) to treat the Evaluation Material confidentially and (iv) are directed by Shire to act consistently with the applicable terms of this letter agreement, provided, however, that Shire shall cause each Shire Entity to act consistently with the applicable terms of this letter agreement.  Shire will be fully responsible for any action of its Representatives that is inconsistent with the terms of this letter agreement applicable to such Representatives.  Shire and its Representatives shall use Evaluation Material only for and solely to the extent necessary to consider, evaluate, negotiate and/or implement the Transaction between the Parties; provided, however, that, except as otherwise provided for in this letter agreement (including but not limited to the last paragraph of paragraph 9), Shire and its Representatives shall not use any Evaluation Material for any purpose after the Company has requested return or destruction of the Evaluation Material.  Shire shall promptly notify the Company if it becomes aware of any unauthorized use or disclosure of any Evaluation Material, and, at the Company’s request, shall, in the case of a Shire Entity, take all actions necessary and, in the case of all other Representatives, take commercially reasonable actions, to terminate or remedy any unauthorized use or disclosure that results from any act or omission of Shire or any of its Representatives.

3.                                      Ownership of Evaluation Material; No License.  All proprietary and intellectual property rights in and to the Evaluation Material shall remain, as between the Parties, the sole and exclusive property of the Company and its affiliates.  No license, title, interest or right in or to the Evaluation Material is granted to Shire or its Representatives under this letter agreement.

4.                                      Legally Required Disclosure.  If Shire or any of its Representatives, with respect to Confidential Information (as defined below), or the Company or its Representatives, with respect to Identifying Information (as defined below), are requested or required to disclose any Confidential Information or Identifying Information, as the

case may be (the Party or its Representatives making such disclosure, the “Disclosing Party”), pursuant to a subpoena, deposition, interrogatory, request for documents, court order, civil investigative demand or similar legal or judicial process or other oral or written request issued by a court of competent jurisdiction or by a domestic or foreign federal, state or local governmental or regulatory authority (including a self-regulatory organization), or by law, rule, regulation, securities or share exchange or market rule, listing authority or listing agreement with any securities or share exchange or market, the Disclosing Party shall, to the extent permitted by applicable law, rule or regulation, provide the other Party with prompt written notice of any such request or requirement so that the other Party or any of its Representatives may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this letter agreement.  Upon the other Party’s request and at its sole cost and expense, the Disclosing Party shall exercise its commercially reasonable efforts to cooperate with the other Party to seek such protective order or other remedy and to take legally available steps to resist or narrow the scope of such request or requirement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, the Disclosing Party is nonetheless, based on the advice of outside legal counsel, required to make any such disclosure, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information or Identifying Information, as the case may be, which the Disclosing Party is, based on the advice of such counsel, required to disclose and will exercise commercially reasonable efforts to preserve the confidentiality of the remaining Confidential Information or Identifying Information, as the case may be, not so disclosed.

5.                                      Return or Destruction of Materials.  At any time upon the written request of the Company for any reason, Shire shall promptly, at Shire’s election, either deliver, and cause its Representatives to deliver, to the Company or destroy, and cause its Representatives to destroy, all written Evaluation Material, including documents, disks, copies and other materials containing, representing or derived from Evaluation Material (or any part thereof), which destruction shall include erasing or destroying all such information stored or running on computer memory or in any other data storage device; provided, however, that (i) Shire’s unaffiliated Representatives may retain, solely for compliance purposes, copies of Evaluation Material in accordance with policies and procedures implemented by such Persons in order to comply with law, regulation or professional standards, (ii) Shire may retain one copy of all such Evaluation Material in its legal department solely for archival and compliance purposes and (iii) Shire and its Representatives may retain Evaluation Material to the extent it is “backed-up” on electronic information management and communication systems or servers as a result of automated backup procedures, on the condition that Shire and its Representatives do not access them for any commercial or business purpose (it being understood, for the avoidance of doubt, that Shire’s and its Representatives’ legal and IT personnel may access the Evaluation Material in the ordinary course of their duties).  Upon the written request of the Company, an appropriate authorized officer of Shire shall certify in writing that Shire and its Representatives have complied with this paragraph 5.  Notwithstanding the return or destruction of Evaluation Material, Shire and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder, unless otherwise provided for in this letter agreement.

6.                                      Nondisclosure of the Transaction.  Without the prior written consent of the Company, Shire will not, and will cause each Shire Entity and direct its other Representatives not to, disclose to any Person (other than Shire’s Representatives) (i) that Evaluation Material exists or has been made available, (ii) that this letter agreement has been signed, (iii) that any investigation, discussion or negotiations may be, are or have been taking place concerning the Transaction, (iv) the content or substance of any such investigation, discussion or negotiations or (v) the terms, conditions or other facts with respect to the Transaction, including the status thereof (collectively, the “Transaction Information” and together with the Evaluation Material, the “Confidential Information”).  Shire’s obligations in the preceding sentence shall survive any return or destruction of Evaluation Material pursuant to paragraph 5, unless otherwise provided for in this letter agreement.  The Company will not, and will direct its Representatives not to, identify Shire or its affiliates by name, or disclose any information that would reasonably be expected to identify Shire or its affiliates, as being involved in discussions or negotiations concerning the Transaction or having received Evaluation Material (the “Identifying Information”), to any Person other than its Representatives.

7.                                      No Solicitation and No-Hire of Personnel.  During a one year period commencing on the date hereof, Shire shall not, and shall cause its affiliates not to, directly or indirectly, solicit or knowingly cause to be solicited for employment, or employ, hire or contract with (as an employee, independent contractor or otherwise) or in any manner retain any then-current employee of the Company or any of its affiliates at or above the level of “Director” with whom Shire first had contact or who first became known to Shire in connection with its evaluation of the Transaction or otherwise knowingly induce or attempt to induce any such employee to terminate or otherwise cease his or her employment with the Company or any of its affiliates; provided, however, (i) the foregoing provision will not prevent Shire or its affiliates from soliciting any such employee pursuant to a general solicitation or advertisement which is not directed at employees of the Company or its affiliates (including through recruiters) and Shire shall not be restricted in hiring any such employee who responds to any such general solicitation (including through recruiters) and (ii) Shire and its affiliates shall not be restricted from soliciting or hiring any such employee who has been terminated by the Company or its affiliates prior to any direct or indirect solicitation or inducement by Shire and its affiliates.

8.                                      Representations and Warranties.  Except as otherwise may be provided by a definitive written agreement executed and delivered by the parties to the Transaction, if any, Shire (i) acknowledges that neither the Company nor any of the Company’s Representatives makes any representation or warranty, either express or implied, as to the accuracy, completeness or scope of any Evaluation Material, (ii) agrees that neither Shire nor any of Shire’s Representatives is entitled to rely on the accuracy, completeness or scope of any Evaluation Material, (iii) agrees that neither the Company nor any of the Company’s Representatives shall have any liability to Shire or any of

Shire’s Representatives resulting from Shire or any of Shire’s Representatives’ use of the Evaluation Material or any errors therein or omissions therefrom, (iv) acknowledges that neither the Company nor any of the Company’s Representatives is under any obligation to make available any Evaluation Material to Shire or any of Shire’s Representatives and (v) acknowledges that the Company and the Company’s Representatives expressly disclaim any duty to update or supplement any Evaluation Material provided under this letter agreement regardless of the circumstances.  With respect to Evaluation Material, only the representations and warranties of the Company or any of its Representatives that are made in a definitive written agreement for the Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect.

9.                                      Other Restrictions. Shire agrees that, for a period of one year from the date of this letter agreement (the “Standstill Period”), Shire shall not, and shall cause Shire plc and its controlled affiliates not to, directly or indirectly, alone or in concert with one or more Persons, and shall direct its Representatives not to (acting by or on behalf of Shire, Shire plc or any of its controlled affiliates):

(1) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or in any way knowingly assist, knowingly facilitate or knowingly encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in: (a) the acquisition of, or obtaining any economic interest in or any right to direct the voting or disposition of, any securities of the Company or any of its subsidiaries (or any Derivative Securities (as defined below)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)); (b) any tender or exchange offer for securities of the Company or any of its subsidiaries or merger, consolidation, business combination or acquisition (including of a majority of the Company’s and its Subsidiaries’ consolidated assets) involving the Company or any of its subsidiaries; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (d) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act), becoming a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 of the Exchange Act), or initiating, proposing, encouraging or otherwise soliciting any stockholder(s) of the Company for the approval of any stockholder proposals with respect to the Company, or otherwise seeking to solicit, advise or influence any Person with respect to the voting of any securities of the Company.

(2) deposit any voting securities of the Company in a voting trust or subject voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such securities, including, without limitation, lend any securities of the Company to any Person for the purpose of allowing such Person to vote such securities in connection with any vote or consent of the Company;

(3) form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) with respect to any securities or Derivative Securities of the Company;

(4) otherwise act to seek to control or influence the management, Board of Directors or policies of the Company or any of its subsidiaries (including, without limitation, by seeking to place any representative on the Board of Directors of the Company or seeking to have called any meeting of stockholders of the Company);

(5) request that the Company amend or waive, or consider the amendment or waiver of, any provision of this letter agreement;

(6) take any action (including any communication with or to the Company or any of its stockholders) which would reasonably be expected to result in the Company making a public announcement regarding any of the types of matters set forth in this paragraph 9;

(7) knowingly encourage, knowingly assist, advise, enter into any arrangements with, act as a financing source for or otherwise invest in any significant manner in any other Person with respect to any of the foregoing; or

(8) disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing.

Shire represents and warrants to the Company that, as of the date of this letter agreement, none of Shire, Shire plc or any of its controlled affiliates, directly or indirectly, (i) own of record or beneficially any securities or Derivative Securities of the Company (other than for the avoidance of doubt any of the foregoing constituting one percent (1%) or less of the voting securities of the Company and held by any employee benefit plan of Shire plc or any of its subsidiaries by virtue of an investment vehicle over which Shire plc and its controlled affiliates exercise no investment discretion, or any trustee or other fiduciary in such capacity under any such employee benefit plan), (ii) possess or have the right to possess any economic interest, any right to direct the voting or disposition of, or any other right with respect to, any securities or Derivative Securities of the Company (other than for the avoidance of doubt any of the foregoing constituting one percent (1%) or less of the voting securities of the Company and held by any employee benefit plan of Shire plc or any of its subsidiaries by virtue of an investment vehicle over which Shire plc and its controlled affiliates exercise no investment discretion, or any trustee or other fiduciary in such capacity under any such employee benefit plan), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 under the Exchange Act), or (iii) have entered into any arrangements, agreements or understandings with any other Person that, if entered into following the date of this letter agreement, would violate this paragraph 9.

Notwithstanding anything in this letter agreement to the contrary, the provisions of this paragraph 9 shall immediately terminate and be inoperative and of no force and effect upon (i) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act)) (A) becoming the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) or constructive economic owner of 50% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the Board of Directors (“Equity Securities”) or (B) commencing a tender or exchange offer that, if consummated, would make such Person or group (together with such Person’s or Persons’ affiliates) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) or constructive economic owner of 50% or more of the Equity Securities of the Company and, in the case of clause (B), the Company’s Board of Directors failing to recommend against its stockholders tendering their shares into such offer within 10 business days after the commencement of such offer or at any time thereafter at which it publicly takes a new position with respect to such offer or (ii) the Company entering into a definitive agreement with a third party to effectuate (x) a sale of 50% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole, or (y) a transaction in which, based on information publicly available at the time of announcement of the entering into of such agreement, the holders of the Equity Securities of the Company prior to such transaction are not reasonably likely to own, immediately following such transaction, more than 75% of the Equity Securities of either (I) the corporation resulting from such transaction (the “Surviving Corporation”), or (II), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Equity Securities of the Surviving Corporation.  In addition, nothing contained in this letter agreement shall prohibit Shire from making confidential communications to, including making any offer or proposal to, the Board of Directors of the Company.  In the event that the limitations in this paragraph 9 expire or terminate, no other restrictions of this letter agreement will be interpreted to prevent Shire from (a) using the Confidential Information to formulate a proposal for a business combination transaction or in connection with any of the actions described in clauses (1) through (8) of this paragraph 9 or (b) from publicly disclosing the history of negotiations between the Parties or other Transaction Information to the extent reasonably necessary to comply with federal securities law disclosure obligations or other applicable law, regulation or securities or share exchange or market rules.  Notwithstanding the foregoing, none of the foregoing restrictions shall prevent Shire or its affiliates from acquiring any company or entity or any interest or securities in any company or entity which holds, or is interested in, up to five percent (5%) of the outstanding shares of any class of the Company’s or any of the Company’s affiliates’ securities, except where the reason for, or purpose of, that purchase is to acquire an interest in the Company’s or any the Company’s affiliates’ securities or Derivative Securities.

10.                               Definitive Agreement.  Except as may be set forth in a definitive written agreement regarding the Transaction between the Company and Shire, if any, the Company has the absolute right to determine what information, properties and personnel it wishes to make available to Shire.  Unless a definitive written agreement regarding the Transaction between the Company and Shire has been executed and delivered by each of them (or their respective affiliates, as applicable), neither Shire, the Company, nor any of their respective affiliates shall be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this letter agreement or any other written or oral expression or conduct with respect to the Transaction except as agreed to in this letter agreement.  Shire further acknowledges and agrees that the Company and its Representatives reserve the right, in their sole discretion, to reject any and all proposals made by Shire or any of its Representatives with regard to the Transaction, and to terminate discussions and negotiations with Shire or any of its Representatives at any time.

11.                               Securities Laws.  Each Party acknowledges that it is aware (and that its Representatives who are apprised of the Transaction have been or will be advised) of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, nonpublic information from the issuer of such securities and on the communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information.

12.                               Remedies; Severability; Waiver.  Each Party agrees that monetary remedies would be inadequate to protect the other Party against any actual or threatened breach of this letter agreement, and, without prejudice to any other rights and remedies otherwise available to the non-breaching Party, the non-breaching Party shall be entitled to equitable relief, including injunctive relief and specific performance in its favor without proof of actual damages.  Each Party agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.  If any term or provision of this letter agreement, or any application thereof or any circumstances, shall, to any extent for any reason, be held to be invalid or unenforceable, the remainder of this letter agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by applicable law.  No failure or delay by any Person in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy, or a waiver on any subsequent occasion.

13.                               Notices.  All notices hereunder to a Party shall be deemed given if in writing and delivered, if sent by courier, electronic mail (if telephonically confirmed) or by registered or certified mail (return receipt requested) to the Party at its address (or at such other address as shall be specified by like notice) set forth on the signature page(s)

to this letter agreement.  Any notice given by delivery, mail (including electronic mail) or courier shall be effective when received.

14.                               No Unauthorized Contact.  During the Standstill Period, unless otherwise agreed in writing by the Company, all (i) communications regarding the Transaction, (ii) requests for additional information or Evaluation Material in connection with the Transaction, (iii) requests for property tours or management meetings and (iv) discussions or questions regarding procedures in connection with the Transaction, will be submitted or directed solely to those Representatives of the Company who are designated in writing by the Chief Executive Officer of the Company from time to time for such purpose.  During the Standstill Period, Shire further agrees not to contact, and to cause and direct its Representative not to contact, any officers, directors, employees or independent contractors of the Company or any of its subsidiaries in connection with the Transaction without the prior written consent of the Company (or a Representative of the Company referred to in the prior sentence).

15.                               Term.  Except as otherwise provided in this letter agreement, this letter agreement shall terminate on the date that is three (3) years after the date of this letter agreement; it being agreed that such termination shall not relieve any party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

16.                               Certain Definitions.  References in this letter agreement to (a) a “Person” shall be deemed to include a person, firm, entity, partnership, association or any other business organization or division thereof; (ii) an “affiliate” of a Person shall be to a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; and (iii) “Derivative Securities” means any rights, options or other securities convertible into or exercisable or exchangeable for, or any obligations measured by the value or price of, securities of the Company, including without limitation, any swaps or other derivative arrangements.

17.                               Miscellaneous.  This letter agreement supersedes all prior agreements, written or oral, between the Company and Shire relating to the subject matter of this letter agreement.  No provision of this letter agreement may be amended or modified, in whole or in part, nor any waiver or consent given, unless approved in writing by the Company and Shire in the case of an amendment or modification or by the Party to be charged in the case of a waiver or consent, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given.  Neither Party may assign this letter agreement or any part thereof without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void, it being understood that the Company’s rights and obligations hereunder may be assigned by the Company in connection with a transaction to an acquirer of all or substantially all of the Company.  This letter agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

The validity and interpretation of this letter agreement, and all controversies arising from or relating to performance under this letter agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles to the extent such conflicts of laws principles would result in the application of the laws of another jurisdiction.  In the event of any dispute arising out of or relating to this letter agreement, the Parties consent to the exclusive jurisdiction of the Delaware Court of Chancery (and, solely in the event the Delaware Court of Chancery does not have subject matter jurisdiction, any federal court sitting in Wilmington, Delaware), including any appellate courts therefrom, for the purposes of resolving said dispute.  EACH PARTY AND EACH OF ITS REPRESENTATIVES BOUND TO THE TERMS HEREOF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION IN ANY COURT IN ANY JURISDICTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.  THE FOREGOING WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LETTER AGREEMENT.  This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.  Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter of this letter agreement.

Very truly yours,

NPS Pharmaceuticals, Inc.

		By:	/s/ Francois Nader
Francois Nader, MD, MBA
President & Chief Executive Officer
NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Fl.
Bedminster, New Jersey 07921

Address for Notices:

Christine Mikail
Senior Vice President, Legal Affairs & General Counsel
NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Fl.
Bedminster, New Jersey 07921
E-mail: CMikail@npsp.com

CONFIRMED AND AGREED
as of the date first written above

Shire Human Genetic Therapies, Inc.

By:	/s/ Ellen Rosenberg

Address for Notices:

Ellen Rosenberg
Head Counsel, U.S. Commercial
Shire Human Genetic Therapies, Inc.
300 Shire Way
Lexington, MA 02421
E-mail: erosenberg@shire.com